(HUBBELL LOGO)
                        Date:            January 25, 2007           NEWS RELEASE

                        For Release:     IMMEDIATELY
--------------------------------------------------------------------------------

                                                          HUBBELL INCORPORATED
                                                          584 Derby-Milford Road
                                                          P. O. Box 549
                                                          Orange, CT  06477
                                                          203-799-4100

                        Contact:         Thomas R. Conlin





               HUBBELL REPORTS FOURTH QUARTER, FULL YEAR RESULTS:

       FOURTH QUARTER NET SALES UP 10%, EARNINGS OF $.48 PER DILUTED SHARE








ORANGE, CT. (January 25, 2007) -- Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the fourth quarter and full year ended December 31, 2006.

Net sales in the fourth quarter of 2006 rose 10% to $589.0 million compared to $535.7 million reported in the equivalent period of 2005. Net sales for the full year rose 15% to $2.4 billion compared to $2.1 billion reported for 2005. Acquisitions completed in 2006 contributed approximately four points to both the fourth quarter and full year percentage comparisons.

Reported net income in the fourth quarter of 2006 declined 44% to $29.2 million versus $52.1 million reported for the equivalent period of 2005. Earnings per diluted share were 43% lower at $.48 as compared to $.84 reported in the fourth quarter of 2005. Both periods included items that affect the quarter-over-quarter comparison:

                                 -continued-

          -   The fourth quarter of 2006 included:

                  - A reduction in tax expense of $1.9 million or $.03 per diluted share reflecting the full year benefit associated with the reinstatement of the Federal research and development tax credit.

                  - Stock-based compensation expense of $3.6 million, pre-tax, or $.04 per diluted share.

         -    The fourth quarter of 2005 included:

                  - A benefit of $10.8 million or $.18 per diluted share related to completion of federal tax audits for 2002 and 2003.

                  - A benefit of $4.9 million, pre-tax, or $.05 per diluted share from sale of a building in the Electrical segment.

Reported net income for the full year 2006 was 4% lower at $158.1 million compared to $165.1 million reported in 2005. Diluted earnings per share declined by 3% to $2.59 versus $2.67 reported for 2005. Included in these results were:

         - In 2006, full year results included special charges totaling $7.5 million, pre-tax, or $.08 per diluted share, and expense for stock-based compensation equaled $11.8 million, pre-tax, or $.12 per diluted share.

         - In 2005, in addition to the fourth quarter benefits resulting from the federal tax audit completion and a building sale, the Company recorded transactional expenses in support of its strategic growth initiatives of $4.6 million, pre-tax, or $.05 per diluted share, and special charges totaling $10.9 million, pre-tax, or $.12 per diluted share.

                                 -continued-

Cash flow from operations in 2006 was $139.9 million compared to $184.1 million in 2005 with the decline being primarily due to higher working capital requirements. Capital spending increased to $86.8 million compared to $73.4 million in 2005 principally due to costs associated with the nearly completed new headquarters for Hubbell Lighting.

OPERATIONS REVIEW

"A rapid and unexpected slowdown in fourth quarter order input and sales volume impacted what had been a year of strong growth for Hubbell," said Timothy H. Powers, Chairman, President, and Chief Executive Officer. "We expected and had planned for volume in the residential construction market -- approximately 15% of Hubbell's business -- to be 10% lower quarter-over-quarter. In fact, the pace and depth of the decline accelerated more than we anticipated. Order input to Hubbell from nonresidential construction markets, which comprise 40% of the Company's sales, also declined. In addition, lower order input rates due to higher inventory levels at end customers and distributors dampened volume in the Electrical and Power Systems segments.

"The impact on the profit side was disproportionate as the lower volume resulted in a much lower rate of overhead absorption. That negative effect on our profitability was exacerbated by higher than expected costs and inefficiencies most of which are related to our restructuring and system implementation initiatives, as well as raw material cost increases in excess of product price increases.

"We acted as quickly as possible," Powers added, "with significant reductions in production levels and labor force, and with a public announcement on December 11 to lower our previous projections. These efforts and other cost-cutting measures are continuing."

                                 -continued-

SEGMENT REVIEW

The comments and year-over-year percentage comparisons in this segment review are based on fourth quarter results in 2006 and 2005.

Electrical segment net sales improved 5% year-over-year but operating profit declined by 36% primarily due to lower profit at Hubbell Lighting and the comparative effect of the prior year building sale gain. The Lighting operation contended with much lower volume and order input from residential construction markets, and higher costs associated with what had been a higher level of nonresidential business earlier in the year. Most of the businesses in the segment were affected by material cost increases not yet recovered by selling price increases. Profitability at Wiring Systems was negatively impacted by costs associated with the launch of the new homeSELECT(TM) and netSELECT(TM) residential product lines in October 2006; internally developed, these were the largest new product introductions in the Company's history.

Hubbell's Power Systems segment reported 22% higher net sales but 22% lower operating profits. Contributing to the improved sales was the acquisition in June, 2006, of Hubbell Lenoir City which added approximately $18 million in sales to the quarter's results. Impacting the segment's profitability was the negative effect of a significant cost/price deficit, and lower factory productivity. Slowing order input from utilities resulted in a much lower pace of activity. Inventory levels at distributors and utility customers were high primarily resulting from purchases earlier in 2006 in anticipation of storm activity that did not materialize.

The Industrial Technology segment completed another quarter of strong growth with net sales and operating profit rising by double-digits. This segment generates a substantial part of its sales internationally in industrial, specialty communications, and high voltage instrumentation markets. Strength in international markets, and the segment's prominent positioning, provided much of the increase. Hubbell's most recent acquisition -- Austdac PTY Limited in Australia which closed November 1, 2006 -- also contributed.

                                 -continued-

SUMMARY AND OUTLOOK

"We are determined to return to the level of profitability and performance that all of us -- shareholders, management and channel partners -- expect from Hubbell Incorporated," Powers said.

"We are focused on three primary goals: price realization, productivity, and cost containment. Actions in all three areas are underway including, as one example, pricing actions in 2006 and 2007. We are developing additional steps targeted on those objectives.

"For the long-term, the greatest benefits will come from our strategic initiatives. Their completion, and the beginning of those benefits are within reach.

"Our plan for 2007 is based on an expectation of continued growth in most of Hubbell's markets although year-over-year improvement is likely to be slower than in 2006. Only the residential market is expected to decline. We expect net sales growth for Hubbell of 6-8% including the full year benefit of acquisitions completed during 2006. This growth combined with productivity improvements and moderating cost headwinds are expected to result in earnings per diluted share of $2.90 - $3.15.

"Cash flow from operations after capital expenditures is also expected to improve and should approximate net income as the level of capital to support our growth initiatives subsides, and working capital requirements, in particular investment in inventory, are reduced.

"Speaking for management at every level of our Company," Powers concluded, "our operations' efficiency, productivity, and profit margins demand immediate improvement. We are confident that 2007 will begin to demonstrate the value of our recent initiatives."

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company's

                                 -continued-
reasonable current expectations. These statements may be identified by the use of forward-looking words or phrases such as "may", "potential", "plan", "could", "expect", "anticipated," "expected", "expectation," "are determined", "should", "uncertain", "goal", "probably", "likely", and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the effect and costs of the ongoing Hubbell 2006 business information system initiative and restructuring programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; and competition; and other factors described in our Securities and Exchange Commission filings, including the "Business" and "Risk Factors" Sections in the Annual Report on Form 10-K for the year ended December 31, 2005.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for commercial, industrial, residential, utility, and telecommunications markets. With 2006 revenues of $2.4 billion, Hubbell Incorporated operates manufacturing facilities in North America, Puerto Rico, Mexico, Italy, Switzerland, Brazil, Australia and the United Kingdom, participates in joint ventures in Taiwan and the People's Republic of China, and maintains sales offices in Singapore, Hong Kong, South Korea, the People's Republic of China, Mexico, and the Middle East. The corporate headquarters is located in Orange, CT.

                                    # # # # #

                       (Financial Schedules are Attached.)

                              HUBBELL INCORPORATED
                   Condensed Consolidated Statement of Income
                      (in millions, except per share data)



                                                THREE MONTHS ENDED DECEMBER 31           TWELVE MONTHS ENDED DECEMBER 31
                                              (UNAUDITED)           (UNAUDITED)         (UNAUDITED)
                                            ---------------       ----------------    ----------------    ---------------
                                                 2006                  2005                2006                2005
                                            ---------------       ----------------    ----------------    ---------------
Net Sales                                          $ 589.0                $ 535.7           $ 2,414.3          $ 2,104.9
Cost of goods sold                                   437.4                  384.7             1,757.5 (1)        1,509.9 (1)
Selling & administrative expenses                    106.2                   87.7 (2)           415.6              357.9 (2) (3)
Special charges                                        3.7                    5.1                 7.3               10.3
                                            ---------------       ----------------    ----------------    ---------------

Total Operating Income                                41.7                   58.2               233.9              226.8
       Operating income as a % of Net Sales           7.1%                  10.9%                9.7%              10.8%
Interest expense, net                                 (3.1)                  (1.4)              (10.3)              (9.8)
Other expense, net                                    (1.2)                  (1.2)               (2.1)              (1.3)
                                            ---------------       ----------------    ----------------    ---------------

Income Before Income Taxes                            37.4                   55.6               221.5              215.7
Provision for income taxes                             8.2 (4)                3.5 (5)            63.4               50.6 (5)
                                            ---------------       ----------------    ----------------    ---------------

Net Income                                          $ 29.2                 $ 52.1             $ 158.1            $ 165.1
                                            ===============       ================    ================    ===============


Earnings Per Share:
    Basic                                           $ 0.49                 $ 0.86              $ 2.62             $ 2.71
    Diluted                                         $ 0.48                 $ 0.84              $ 2.59             $ 2.67

Average Shares Outstanding:
    Basic                                             60.0                   60.8                60.4               61.0
    Diluted                                           60.8                   61.7                61.1               61.8






(1) Cost of goods sold includes special charges of $0.2 and $0.7 for 2006 and 2005, respectively, related to the Electrical segment streamlining.

(2) 2005 fourth quarter and full year Selling & administrative expenses includes $4.9 of gain on sale of a building.

(3) 2005 full year Selling & administrative expenses includes $4.6 of transactional expenses in support of the Company's strategic growth initiatives.

(4) 2006 fourth quarter provision for income taxes includes $1.9 of full year tax benefit from reinstatement of the Federal research and development tax credit which had expired on December 31, 2005.

(5) 2005 fourth quarter and full year Provision for income taxes includes a benefit of $10.8 related to the completion of IRS examinations.

                              HUBBELL INCORPORATED
                               Segment Information
                                  (in millions)



                                              THREE MONTHS ENDED DECEMBER 31             TWELVE MONTHS ENDED DECEMBER 31
                                              (UNAUDITED)       (UNAUDITED)             (UNAUDITED)
                                            ----------------  ---------------         ----------------    ----------------
                                                 2006              2005                    2006                2005
                                            ----------------  ---------------         ----------------    ----------------
Net Sales
     Electrical                                     $ 389.0          $ 370.4                $ 1,631.2           $ 1,496.8
     Power                                            146.8            120.4                    573.7               455.6
     Industrial Technology                             53.2             44.9                    209.4               152.5

                                            ----------------  ---------------         ----------------    ----------------
          Total Net Sales                           $ 589.0          $ 535.7                $ 2,414.3           $ 2,104.9
                                            ================  ===============         ================    ================


Operating Income
     Electrical                                      $ 25.2           $ 38.6 (1)              $ 140.2             $ 153.6 (1)
     Special charges                                   (3.7)            (5.1)                    (7.5)              (10.9)
                                            ----------------  ---------------         ----------------    ----------------
        Total Electrical                               21.5             33.5                    132.7               142.7
     Power                                             15.3             19.7                     78.6                69.0
     Industrial Technology                              8.5              5.7                     34.4                20.4
                                            ----------------  ---------------         ----------------    ----------------
                             Subtotal                  45.3             58.9                    245.7               232.1
     Stock-based compensation                          (3.6)            (0.7)                   (11.8)               (0.7)
     Unusual item                                         -                -                        -                (4.6)(2)
                                            ----------------  ---------------         ----------------    ----------------
          Total Operating Income                     $ 41.7           $ 58.2                  $ 233.9             $ 226.8
                                            ----------------  ---------------         ----------------    ----------------






(1) 2005 fourth quarter and full year includes $4.9 of gain on sale of a building, included in Selling & administrative expenses.

(2) 2005 full year unusual item of $4.6 represents transactional expenses in support of the Company's strategic growth initiatives, included in Selling & administrative expenses.



                      Certain prior year amounts have been
          reclassified to conform with the current year presentation.

                              HUBBELL INCORPORATED
                      Condensed Consolidated Balance Sheet
                                  (in millions)

                                                   (UNAUDITED)
                                                 DECEMBER 2006          DECEMBER 2005
                                                 ------------------     ------------------
 ASSETS

 Cash and cash equivalents                                  $ 45.3                $ 110.6
 Short-term investments                                       35.9                  121.3
 Accounts receivable, net                                    354.3                  310.4
 Inventories, net                                            338.2                  237.1
 Deferred taxes and other                                     40.7                   40.7
                                                 ------------------     ------------------

    TOTAL CURRENT ASSETS                                     814.4                  820.1

 Property, plant and equipment, net                          318.5                  267.8
 Investments                                                   0.3                   78.8
 Goodwill                                                    436.7                  351.5
 Intangible assets and other                                 181.6                  148.8
                                                 ------------------     ------------------

    TOTAL ASSETS                                         $ 1,751.5              $ 1,667.0
                                                 ==================     ==================

 LIABILITIES AND SHAREHOLDERS' EQUITY

 Short-term debt                                            $ 20.9                 $ 29.6
 Accounts payable                                            163.9                  159.5
 Accrued salaries, wages and employee benefits                49.2                   41.4
 Accrued income taxes                                         18.5                   20.0
 Dividends payable                                            19.9                   20.2
 Other accrued liabilities                                   109.9                   89.8
                                                 ------------------     ------------------

    TOTAL CURRENT LIABILITIES                                382.3                  360.5

 Long-term debt                                              199.3                  199.2
 Other non-current liabilities                               154.4                  109.2
                                                 ------------------     ------------------

    TOTAL LIABILITIES                                        736.0                  668.9

 SHAREHOLDERS' EQUITY                                      1,015.5 (1)              998.1
                                                 ------------------     ------------------

   TOTAL LIABILITIES & SHAREHOLDERS' EQUITY              $ 1,751.5              $ 1,667.0
                                                 ==================     ==================


(1) 2006 Shareholders' Equity includes a charge of $36.8, net of tax, in connection with the Company's adoption of Financial Accounting Standards Board ("FASB") Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R)", on December 31, 2006.

                              HUBBELL INCORPORATED
                 Condensed Consolidated Statement Of Cash Flows
                                  (in millions)

                                                                        TWELVE MONTHS ENDED DECEMBER 31
                                                                       (UNAUDITED)
                                                                     -----------------  -----------------
                                                                          2006                2005
                                                                     -----------------  -----------------
Cash Flows From Operating Activities
   Net Income                                                                 $ 158.1            $ 165.1
   Depreciation and amortization                                                 55.4               50.4
   Stock-based compensation expense                                              11.8                0.7
   Tax benefit from exercise of stock options                                    (6.0)                 -
   Changes in working capital                                                  (103.8)             (25.5)
   Contribution to domestic pension plans                                           -              (28.0)
   Other, net                                                                    24.4               21.4
                                                                     -----------------  -----------------

        Net cash provided by operating activities                               139.9              184.1
                                                                     -----------------  -----------------

Cash Flows From Investing Activities
   Capital expenditures                                                         (86.8)             (73.4)
   Acquisition of businesses, net of cash acquired                             (145.7)             (54.3)
   Net proceeds from investments                                                163.8               81.1
   Other, net                                                                     2.0               16.2
                                                                     -----------------  -----------------

        Net cash used in investing activities                                   (66.7)             (30.4)
                                                                     -----------------  -----------------

Cash Flows From Financing Activities
   Borrowings/repayments of debt                                                 (8.9)             (71.6)
   Payment of dividends                                                         (80.1)             (80.6)
   Acquisition of common shares                                                 (95.1)             (62.7)
   Proceeds from exercise of stock options                                       38.5               32.8
   Tax benefit from exercise of stock options                                     6.0                  -
                                                                     -----------------  -----------------

        Net cash used in financing activities                                  (139.6)            (182.1)
                                                                     -----------------  -----------------

Effect of foreign exchange rate changes on cash and cash equivalents              1.1               (0.9)
                                                                     -----------------  -----------------

Decrease in cash and cash equivalents                                           (65.3)             (29.3)
Cash and cash equivalents
    Beginning of period                                                         110.6              139.9
                                                                     -----------------  -----------------
    End of period                                                              $ 45.3            $ 110.6
                                                                     =================  =================